Exhibit 99.(p)(7)

STRATEGIC INCOME MANAGEMENT, LLC

CODE OF ETHICS

Policy on Personal Securities Transactions

and Insider Information

April 2025

Table of Contents

Page

A.	Code of Ethics		1
	1)	Access Persons	1
	2)	Standards of Business Conduct	2
B.	Personal Securities Transactions		3
	1)	Personal Securities Transactions Reporting Requirements	4
	2)	Reporting Requirements	7
	3)	Confidentiality	7
	4)	Additional Restrictions on Access Persons’ Personal Trading	8
C.	Insider Information		9
D.	Gifts, Directorships and Regulatory Requirements		9
	1)	Gifts	9
	2)	Outside Business Activities	11
	3)	Regulatory Requirements	11
E.	Gifts to Government Entities or Officials		12
	1)	Background	12
	2)	Pre- Approval and Reporting of Gifts	13
F.	Enforcement of the Code		14
	1)	Chief Compliance Officer’s Duties And Responsibilities	14
	2)	Code Violations	14
	3)	Annual Written Report	15
	4)	Effective Date of the Code	15
APPENDIX A:		DEFINITIONS
APPENDIX B:		LIST OF SUPERVISED PERSONS AND ACCESS PERSONS
APPENDIX C:		PRE TRADE CLEARANCE FORM
APPENDIX D:		INSIDER INFORMATION

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Code of Ethics

A.	Code of Ethics

Strategic Income Management LLC (“SiM” or the “Firm”) hereby adopts this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”). The Code is applicable to all employees, directors, members, managers and officers of the Firm (each, a “Supervised Person”). Capitalized terms used herein that are not otherwise defined shall have the meanings as set forth on Exhibit A.

The Firm is committed to maintaining ethical standards in connection with the management of its business. The Code reflects SiM’s views on dishonesty, self-dealing, conflicts of interest and trading on material, non-public information. Each Supervised Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. New employees must also furnish this on their date of hire. Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

Any Supervised Person who has a question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact SiM’s Chief Compliance Officer.

1)	Access Persons

Rule 204A-1 under the Advisers Act requires all Access Persons to report, and for SiM to review, their personal Securities transactions and holdings periodically as provided below. Rule 204A-1 under the Advisers Act defines an “Access Person” as any supervised person:

•	who has access to nonpublic information regarding any clients’ purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
•	who is involved in making Securities recommendations to clients, or who has access to such recommendations that are nonpublic, and
•	all directors, officers and partners are presumed to be access persons.

In addition, Rule 17j-1 under the Investment Company Act of 1940, as amended, includes in its definition of an “Access Person”:

•	any director, officer, general partner or employee of an investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase and sale of Securities by a registered investment company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and
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•	any natural person in a control relationship to the investment adviser who obtains information concerning recommendations made to the fund with regarding to the purchase or sale of Securities by the fund.

As an Access Person, you are required to report initially, quarterly and annually various transactions in any Securities in which you have any direct or indirect Beneficial Ownership set forth in the Personal Security Transactions Section below. The term Beneficial Ownership generally includes not only the Securities that you purchase or sell for your own account, but also Securities purchased or sold by any of your Family Members. Supervised Persons and Access Persons are identified on Exhibit B to this Code of Ethics.

Notwithstanding the foregoing, you will not be required to make a report with respect to transactions effected for, and Securities held in, any account over which neither you nor any Family Member has any direct or indirect influence or control.

2)	Standards of Business Conduct
•	Supervised Persons owe a duty of loyalty to SiM’s clients, which requires that Supervised Persons act in the best interests of SiM’s clients and always place SiM’s clients’ interests first and foremost.
•	Supervised Persons must avoid actions or activities that allow (or appear to allow) them or their Family Members to profit or benefit from their relationships with SiM and its clients, or that bring into question their independence or judgment.
•	Supervised Persons must report any violations of this Code of Ethics promptly to the Chief Compliance Officer.
•	Supervised Persons must always observe standards of business conduct and act in accordance with all applicable federal Securities laws and regulations and other applicable laws and regulations.
•	Supervised Persons cannot, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by any SiM client:
ð	employ any device, scheme or artifice to defraud;
ð	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
ð	engage in any act, practice or course of business which would operate as a fraud or deceit; or
ð	engage in any manipulative practice.
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•	Supervised Persons cannot engage in any inappropriate trading practices.
•	Supervised Persons cannot cause or attempt to cause any SiM client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Supervised Person. No Supervised Person shall recommend any Securities transactions for a SiM client without having disclosed (to the Chief Compliance Officer) his or her interest, if any, in such Securities or the issuer thereof, including, without limitation:
ð	his or her direct or indirect Beneficial Ownership of any Securities of such issuer;
ð	any position with such issuer or its affiliates; and
ð	any present or proposed business relationship between such issuer or its affiliates and the Supervised Person or any party in which the Supervised Person has a significant interest.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield a Supervised Person from liability for personal trading or other conduct that violates a fiduciary duty to SiM’s clients.

B.	Personal Securities Transactions

The personal transactions and investment activities of employees of investment advisory firms are the subject of various federal securities laws, rules and regulations. Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of SiM and its clients. When Access Persons invest for their own accounts, conflicts of interest may arise between SiM clients’ interests and the Access Person’s interests. These conflicts may include:

•	Taking an investment opportunity that would be suitable for a SiM client for an Access Person’s own portfolio;
•	Using an Access Person’s advisory position to take advantage of available investments;
•	Front running, which may be an Access Person trading before making SiM client transactions; or
•	Taking advantage of information or using SiM client portfolio assets to have an effect on the market that may be used to the Access Person’s benefit.

Access Persons may invest in securities in order to achieve long-term personal financial goals. Access Persons may not maintain a securities, commodities or futures account at any broker, dealer, bank or investment adviser without SiM’s permission. Access Persons must not trade in a Reportable Security if such Access Person has

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knowledge at the time of such transaction that the Reportable Security is being purchased or sold, or is being considered for purchase or sale, for a client account.

Access Persons may engage in securities, commodities and futures transactions only for investment purposes, not for short-term trading profits. This applies to investments of all kinds including, but not limited to, foreign and domestic fixed income securities, options, commodities and futures contracts and applies to any investment in which an Access Person has any direct or indirect Beneficial Ownership. In general, the holding of any position in an Access Person or related account for less than 30 days (measured on a last-in first-out basis) would be inconsistent with this policy. No short selling is permitted.

Access Persons must not trade in a Reportable Security unless such Access Person has submitted the Pre Clearance Form attached as Exhibit C, and received approval for such trade from the Chief Compliance Officer or their designee. A member of the Management Committee may approve trade requests for the compliance team. In addition, Access Persons acting as portfolio managers may not buy or sell a Reportable Security for their personal accounts within seven (7) calendar days before or after trades are made in such Reportable Security for a client account. Pre-clearance expires at the end of the business day following the day on which approval is granted (in the market in which the Reportable Security is to be traded); provided that, if it is expected that the actual day of the transaction will differ from the subscription day (e.g., if, unavoidably, it takes some days to confirm the execution of the transaction after the subscription is made following the approval being issued), the expected day of confirmation of the transaction (which is within one week from the day of the request) and the reason for such discrepancy shall be described in the SiM Personal Trading Pre-clearance Request Form in Appendix 2, and if such request is approved, such approval shall expire at the end of the expected day of confirmation of the transaction (in the market in which the Reportable Security is to be traded).

Access Persons must not take any action, including, but not limited to, the purchase or sale of Reportable Securities, options, commodities or futures contracts for any Access Person or related account, that could cause even the appearance of unfair or improper action.

1)	Personal Securities Transactions Reporting Requirements

Initial and Annual Holdings Reports

All Access Persons are required to report to the Chief Compliance Officer brokerage accounts and holdings in Reportable Securities in which the Access Person has any direct or indirect Beneficial Ownership within 10 days of employment, with information current as of a date no more than 45 days prior to employment, and annually thereafter. Annual reports must be submitted to the Chief Compliance Officer by February 14 of each year and the information contained in an annual report must be current as of December 31 of the prior year. The CCO’s holdings reports will be reviewed by the President, or his designee. The holdings report must contain the following:

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•	Any and all brokerage accounts in which the Access Person has any direct or indirect Beneficial Ownership, regardless of whether the account is dormant or does not hold any Reportable Securities;
•	Title, type of Reportable Security and exchange ticker symbol or CUSIP number;
•	Number of shares or principal amount of the Reportable Security involved;
•	Any holdings of Reportable Securities whether held in a brokerage account or not;
•	Name of the broker-dealer or bank that maintained the account; and
•	The date the report is submitted by the Access Person.

Quarterly Transactions Reports

SiM requires that all Access Persons report to the Chief Compliance Officer on a quarterly basis any transaction in a Reportable Security over which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The CCO will make his quarterly transaction reports available for review by the President. A record of every transaction in a Reportable Security is required with the following information to be maintained:

•	Title and exchange ticker symbol or CUSIP number;
•	Number of shares and principal amount of the Security involved;
•	Interest rate and maturity date (if applicable);
•	Date of the transaction;
•	Nature of the transaction (purchase or sale);
•	Price of the Reportable Security at which the trade was effected;
•	Name of the broker-dealer or bank that executed the transaction; and
•	Date the report is submitted by the Access Person.

If during the quarter an Access Person or Related Person establishes a new account in which any Reportable Securities are held for the Access Person’s Beneficial Ownership, the Access Person also must provide the following information as part of his her quarterly report:

•	Name of the broker-dealer or bank with whom the Access Person or Related Person established the account;
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•	Date the account was established; and
•	Date the report is submitted by the Access Person.

In addition, the Access Person should endeavor to promptly notify the Chief Compliance Officer about the opening of such new account.

401(k) Transactions: You are required to report exchanges and transfers within your 401(k) plan, but not automatic investments.

The attached form should be used to record quarterly transaction information. It is required by federal law to be submitted not later than 30 days after the quarter in which effected. If the thirtieth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. Please forward the report to the Chief Compliance Officer. Access Persons must arrange for interested person copies of all accounts reportable hereunder to be sent directly to SiM’s CCO. If there are no activities for the quarter, a report indicating such is still required.

Exceptions to Reporting

You are not required to detail or list the following items on your initial and annual holdings reports and quarterly transactions reports:

•	Purchases or sales effected for any account over which you have no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan; and
•	Purchases or sales of any of the following Securities:
ð	Direct obligations of the U.S. government;
ð	Banker’s acceptances, bank certificates of deposit, commercial paper and High Quality Short-term Debt Instruments, including repurchase agreements;
ð	shares issued by money market funds, whether affiliated or non-affiliated;
ð	shares issued by open-end investment companies (e.g., “mutual funds”), ETFs, or Unit Investment Trusts (UITs) other than shares of an Affiliated Fund, if any; and
ð	shares issued by unit investment trusts that invest exclusively in one or more open-end funds that are not affiliated funds.
•	An Access Person need not submit a quarterly transactions report to SiM if all the information in the report would duplicate information contained in brokerage account statements received by SiM not later than 30 days after the quarter.
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2)	Reporting Requirements

The following table summarizes some of the reporting requirements. Requirements regarding transactions in other types of Securities may be confirmed with the Chief Compliance Officer.

Security Type	Quarterly Reporting
Corporate Debt Transactions	Yes
Equity Transactions	Yes
Direct Obligations of the U.S. Government	No
Money Market Funds	No
Municipal Bond	Yes
Short Term / Cash Equivalents	No
SPP / DRIPS* -- automatic purchases	No
Limited Offerings	Yes
Mutual Funds, ETFs, and UITs (other than Affiliated Funds)	No
Affiliated Funds	Yes

*Sales of stocks from SPP or DRIPs: Please notify the Chief Compliance Officer in writing of sale and include transactions in any reports.

3)	Confidentiality

SiM will endeavor to keep all reports of personal Reportable Securities transactions, holdings and any other information filed pursuant to this Code confidential. Access Persons’ reports and information submitted in connection with this Code will be kept in a locked filed cabinet, and access will be limited to appropriate SiM personnel; provided, however, that such information also may be subject to review by legal counsel, government authorities, SiM clients or others if required by law or court order.

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4)	Additional Restrictions on Access Persons’ Personal Trading

The following are SiM’s additional restrictions on Access Person personal trading (and the personal trading of Related Persons to the extent that such trading would result in an Access Person having or ceasing to have a Beneficial Interest in a Security or other investment of the types described below):

Restricted Investments

Security Type	Purchase	Sale
Initial Public Offerings (IPOs) (An IPO is a corporation’s first offering of a Security representing shares of the company to the public.)	PERMITTED – Subject to advance written approval by the Chief Compliance Officer	PERMITTED – Subject to advance written approval by the Chief Compliance Officer
Limited Offerings	PERMITTED – Subject to advance written approval by the Chief Compliance Officer	PERMITTED – Subject to advance written approval by the Chief Compliance Officer

*Limited Offerings may include:

•	Transactions in Securities, options, commodities or futures contracts that are not publicly offered or traded;
•	Participation in hedge funds, private equity funds, leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests;
•	Acceptance of offers of options or shares by personnel who serve on boards of directors;
•	Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than Family Members);
•	Investing in any other business, whether or not related to Securities (e.g., fast-food franchises, restaurants, sports teams, etc.); and
•	Owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, Securities, commodities,
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futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists.

C.	Insider Information – See Exhibit D
D.	Gifts, Directorships and Regulatory Requirements
1)	Gifts
a)	Background

The giving of business gifts is a customary way to strengthen business relationships. However, federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to governmental officials. Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest. Accordingly, SiM has adopted the following policy related to the giving and receiving of gifts.

b)	General Guidelines

Supervised Persons must observe the following guidelines when giving or receiving gifts:

•	All gifts, given or received, should be reasonable, customary and in accordance with normally accepted business practices;
•	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;
•	Never offer or accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence decision-making;
•	Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether SiM has an investment relationship with such person or entity;
•	Never offer or accept cash gifts or cash equivalents;
•	Never offer anything of value to a third party to influence or reward action;
•	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and
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•	Never offer or accept a gift if public disclosure of the gift would be embarrassing to SiM or the third party.
c)	Pre-approval

The prior approval of the Chief Compliance Officer will be required with respect to the giving or receiving of any gifts of any value, including without limitation: any gift given to or received from a Government Official (defined to include any federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity, but excluding any lawful donation to a campaign for public office)), or (iii) any other gift that may be reasonably be seen as violating SiM’s general policy with respect to gifts.

d)	Examples of Gifts

The term “gifts” encompasses a wide range of gifts, benefits, compensation or consideration including, without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, clothing, watches and jewelry, sports equipment and memorabilia, food, alcohol and cash/gift cards. The term “gift” does not include any gifts, benefits, compensation or consideration given to or received from a personal acquaintance (who is not a Government Official) for reasons unrelated to a Supervised Person’s professional duties (such as housewarming, graduation or birthday gifts).

e)	Reporting Requirements

At the end of each quarter, Supervised Persons that have given or received gifts for that quarter (“Reportable Gifts”), are required to complete a report disclosing all such Reportable Gifts. The Chief Compliance Officer will maintain the following records related to gifts:

•	The recipient’s name;
•	The name of the individual or firm who gave the gift;
•	A description of the gift;
•	The date of the event or when the gift was received by the recipient;
•	Whether the provider of the gift attended the event with the recipient;
•	Estimated value of the gift, and the collective value to date of gifts given or received from or to the same Person;
•	A description of all airfare paid for by third parties, including the use of a private jet;
•	A description of all paid meals accepted by a recipient from SiM and its Supervised Persons;
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•	The estimated value of the meal;
•	Whether the recipient reimbursed SiM for the gift or meal and the amount of the reimbursement, if any; and
•	Documentation of any reimbursement.
2)	Outside Business Activities

In addition to restrictions placed on the personal trading and private investments of employees, each Supervised Person must obtain prior approval from the Chief Compliance Officer with respect to outside business activities that can reasonably be expected to cause actual or perceived conflicts of interest, that may violate applicable law and/or that may be harmful to SiM’s or the Supervised Person’s reputation. Examples of activities that may require prior approval include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose Securities are publicly traded); agreements to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; and any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity or their affiliates. Approval is generally not given for requests to serve as an officer, director, partner, consultant or employee of another business organization. Any such approval, if granted, may be given subject to restrictions or qualifications imposed by the Chief Compliance Officer and approval may be revoked at any time.

Any outside business activities that do not require prior approval must nevertheless be reported to the Chief Compliance Officer as soon as practicable. The Chief Compliance officer will maintain records with respect to the outside business activities of SiM Supervised Persons.

3)	Regulatory Requirements

The SEC considers it a violation of general antifraud provisions of federal Securities laws whenever an investment adviser, such as SiM, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary with respect to client assets, SiM cannot engage in activities that would result in conflicts of interests (i.e., front-running or scalping).

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

•	Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal Securities laws, a Supervised Person or an Access Person who commits such a violation.
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However, no manager shall be deemed to have failed reasonably to supervise any person, if:

•	there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and
•	such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.
E.	Gifts to Government Entities or Officials
1)	Background

Providing or receiving meals, entertainment, contributions or other gifts to or from a U.S. federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity) may constitute a violation of federal, state or local ethical statutes, regulations or bribery laws, even in the absence of any intent to influence the Government Official. In addition, in July of 2010, the SEC adopted Rule 206(4)-5 under the Advisers Act (also known as the “pay-to-play” rule), which is effective as of September 13, 2010. Among other things, the rule would prohibit SiM from receiving compensation for providing advice to a government entity for two years after a contribution to an official of the government entity by SiM or certain of its employees.

Rule 206(4)-5(d) also prohibits SiM and its employees from doing anything indirectly that, if done directly, would violate other provisions of the Rule.

In addition, Rule 206(4)-5 prohibits SiM or its employees from coordinating or soliciting any person or political action committee to make (i) any contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where the adviser is seeking to provide advisory services to a government entity. This is intended to prevent advisers from circumventing Rule 206(4)-5 by making indirect contributions through political organizations or “bundling” smaller employee contributions that are permitted under the rule.

Given the harsh penalties for payments to Government Officials, any gifts given to or received from a Government Official (including political or campaign contributions to any federal, foreign, state or municipal candidate, political party, or political action committee) by SiM or a Supervised Person require the prior approval of the Chief Compliance Officer as outlined below. In reviewing any such proposed gift, the Chief Compliance Officer may consult with outside counsel to determine whether and to what extent SiM and its personnel may give or receive such gifts. Although all such gifts and contributions are subject to pre-approval in the discretion of the Chief Compliance Officer only de minimis gifts not exceeding $250, one time or in the aggregate, to local or municipal political officials or candidates for whom the individual is entitled to vote will be considered for approval.

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2)	Pre- Approval and Reporting of Gifts
a)	Pre-approval

The prior approval of the Chief Compliance Officer will be required with respect to the giving or receiving by SiM or a Supervised Person of any gifts including without limitation the following categories of gifts:

•	Any gift given to or received from a Government Official (including political or campaign contributions[1] to any federal, foreign, state or municipal candidate, political party, or political action committee);
•	Any gift relating to ERISA Accounts or IRAs;
•	Any charitable contributions made on behalf of SiM;[2]
•	Any gift given to private-sector unions, 527 plans, union officials or pension or other employee benefit plans sponsored by such unions or persons associated with the union or plan; or
•	Any other gift that may be reasonably be seen as creating the appearance of impropriety or violating SiM’s general policy with respect to gifts noted above.

The Compliance Officer has absolute discretion to deny approval of any gift and will maintain a log of all such gifts and entertainment.

b)	Reporting

If you are unable to confirm that any individual is not a “Government Official,” as defined in Section 5.1 above, you should seek assistance from the Chief Compliance Officer. With regard to any such gift or entertainment, the Chief Compliance Officer will review with the marketing department their marketing plans and consult with outside counsel to determine whether and to what extent SiM and its personnel may give, provide or receive such gifts or entertainment.

1       “Contribution” is defined to mean any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election, or (iii) transition or inaugural expenses of the successful candidate for state or local office. For this purpose, SiM will also treat contributions to political action committees and political parties as “contributions” for purposes of the rule.

2        Charitable contributions may only be made to non-profit organizations that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

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At the end of each quarter, all Employees that have received or given items described below during the quarter are required to complete a “Gifts and Entertainment Report” reporting all gifts and entertainment given and received by the Employee for that quarter.

F.	Enforcement of the Code

The Chief Compliance Officer, acting in conjunction with the appropriate management personnel, has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

1)	Chief Compliance Officer’s Duties And Responsibilities

The Chief Compliance Officer will:

•	provide each Supervised Person with a copy of the Code and any amendments thereto;
•	notify each person in writing who becomes a Supervised Person and an Access Person of SiM and who is required to report under the Code of his or her reporting requirements no later than 10 business days before Initial Holdings Report is due;
•	on a quarterly basis, review all reported personal Securities transactions and other pertinent records submitted by Access Persons (such as tax returns) and compare, if appropriate, with each SiM client’s completed portfolio transactions, and with the pre approvals submitted by Access Persons for trades during the quarter, if any. Before determining that a person has violated the Code, the Chief Compliance Officer may give the person an opportunity to supply explanatory material;
•	make his own reports available for inspection upon request to SiM’s Management Committee; and
•	Maintain all records in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act, as more fully described in Part X(B)(2) of SIM’s Compliance Manual.
2)	Code Violations

If you violate the provisions of the Code, SiM has the right to impose on you one or more of the following penalties as it may deem appropriate:

•	censure you;
•	notify your manager of the violation;
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•	suspend your authority to act on behalf of SiM as a managing director, a manager and/or an officer, if applicable;
•	recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of your bonus, disgorgement of profits, imposition of fines and/or termination of employment at SiM; and
•	if appropriate, report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

Note: Both the violation and any imposed sanction will be brought before the appropriate SiM management personnel.

3)	Annual Written Report

At least annually, the Chief Compliance Officer will provide a written report (the “Annual COE Report”) to the members of SiM. The Annual COE Report, may be included as part of the Chief Compliance Officer’s annual review of SiM’s overall compliance program, and should describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). If applicable, the Annual COE Report may discuss any changes that the Chief Compliance Officer believes should be made to the Code. The Chief Compliance Officer will notify those registered investment companies for which SiM performs sub advisory services pursuant to a written contract of any material changes to the Code as they are made, and will submit the Annual COE Report to each Affiliated Fund’s Chief Compliance Officer for review by the Affiliated Fund’s Board of Trustees.

Also on an annual basis, SiM’s Chief Compliance Officer shall certify to the Board of Trustees of each Affiliated Fund that SiM has adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics.

4)	Effective Date of the Code

The Code is effective as of the date written on the cover page. The Code supersedes any prior versions of the Code.

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Code of Ethics

EXHIBIT A

DEFINITIONS

General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

Affiliated fund means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which SiM serves as investment adviser or sub-adviser.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all Securities. You should generally consider yourself the “beneficial owner” of any Securities in which you have or a Family Member has a direct or indirect pecuniary interest. While the definition of pecuniary Interest is complex, a person generally has a pecuniary interest in Securities if such person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Using the above definition as a broad guideline, the ultimate determination of Beneficial Ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the Security, and your ability to benefit from the proceeds of the Security.

Family Member includes adoptive relationships and means any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in–law, daughter-in law, brother-in-law or sister-in-law.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

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Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Pecuniary interest in a Security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. As a general rule, you will be regarded as having a pecuniary interest in a Security held in the name of your Family Members. For example, you will likely be deemed to have a pecuniary interest in Securities (including the right to require the exercise or conversion of any derivative Security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•	Your accounts or the accounts of Family Members;
•	A partnership or limited liability company, if you are or a Family Member is a general partner or a managing member;
•	A corporation or similar business entity, if you have or share, or a Family Member has or shares, investment control; or
•	A trust, if you are or a Family Member is a beneficiary.

Purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security and the purchase, sale, transfer or redemption of an interest in a SiM Private Fund.

Related Person includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and Family Members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Reportable Security means a Security except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, ETFS, or Unit Investment Trusts, other than Affiliated Funds.

Security means the same as it does under Section 202(a)(18) of the Advisers Act.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of SiM, or other person who provides investment advice on behalf of SiM and is subject to the supervision and control of SiM.

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Code of Ethics

EXHIBIT B

LIST OF SUPERVISED PERSONS

AND ACCESS PERSONS

Supervised Persons

Ryan Larson

Timothy Black

Gary Pokrzywinski

Kevin Power

Greg Holmes

Lauren Reese

Ganesh Balasubramanian

Access Persons

Ryan Larson

Timothy Black

Gary Pokrzywinski

Kevin Power

Greg Holmes

Lauren Reese

Ganesh Balasubramanian

CODE OF ETHICS

EXHIBIT C

Strategic Income Management LLC

Request for Pre Clearance for Personal Securities Transactions

Prior to submitting your request for pre trade clearance of your personal securities transaction, please refresh your recollection of SiM’s Access Person trading restrictions summarized below.

Access Persons may engage in securities, commodities and futures transactions only for investment purposes, not for short-term trading profits. This applies to investments of all kinds including, but not limited to, foreign and domestic fixed income securities, options, commodities and futures contracts and applies to any investment in which an Access Person has any direct or indirect Beneficial Ownership. In general, the holding of any position in an Access Person or related account for less than 30 days (measured on a last-in first-out basis) would be inconsistent with this policy.

Access Persons must not trade in a Reportable Security unless such Access Person has submitted this Pre Clearance Form, and received approval for such trade from the Chief Compliance Officer. In addition, Access Persons acting as portfolio managers may not buy or sell a Reportable Security for their personal accounts within seven (7) calendar days before or after trades are made in such Reportable Security for a client account.

You are not required to detail or list the following items on your preclearance form:

•	Purchases or sales effected for any account over which you have no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan; and
•	Purchases or sales of any of the following Securities:
ð	Direct obligations of the U.S. government;
ð	Banker’s acceptances, bank certificates of deposit, commercial paper and High Quality Short-term Debt Instruments, including repurchase agreements;
ð	shares issued by money market funds, whether affiliated or non-affiliated;
ð	shares issued by open-end investment companies (e.g., “mutual funds”), ETFs, or Unit Investment Trusts (UITs) other than shares of an Affiliated Fund, if any; and shares issued by unit investment trusts that invest exclusively in one or more open-end funds that are not Affiliated funds.

Strategic Income Management LLC

Request for Pre Clearance for Personal Securities Transactions

Name of Reporting Person:
Date:

Proposed Securities Transactions

Proposed Date of Transaction	Name of Issuer and Title of Security	Exchange Ticker Symbol or CUSIP Number	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Approved Y/N

I hereby represent that I have no knowledge as of the above date that any of the securities listed above are being purchased or sold, or is being considered for purchase or sale, for a client account.

Signature________________________________

Compliance Officer:

Signature________________________________ Date __________

EXHIBIT D to SiM CODE of ETHICS

Insider Trading Policy

Section I. Policy Statement on Trading While in Possession of Material Nonpublic Information

Strategic Income Management, LLC (hereinafter referred to as “SIM”) forbids any officer, director or employee from trading, either personally or on behalf of others (such as Funds and separately managed accounts managed or advised by SIM), while in possession of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “Insider Trading,” but it encompasses all trading while in possession of material nonpublic information and the communication of material nonpublic information to others who are likely to trade (conduct referred to as “tipping”). SIM’s policy applies to every officer, director and employee and extends to activities within and outside their duties at SIM. Any questions regarding SIM’s policy and procedures should be referred to SIM’s Chief Compliance Officer (“CCO”).

1. What is Material Information?

“Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, i.e., to purchase, hold or sell or abstain from any investment action, including voting a security. Generally, it includes any information that may have a substantial effect, positively or negatively, on the price of a company’s securities. Information may be material even if it relates to speculative or contingent events. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some cases, be material. Pre-publication information regarding reports to be published in the financial press also may be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade or make other commentary regarding an issuer would be considered material, in addition to “nonpublic” as discussed below.

No simple test exists to determine when information is material; assessments of materiality often involve a highly fact-specific inquiry. For this reason, an employee should direct any questions about whether information is material to SIM’s CCO.

2. What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or some other government agency, appearing on financial television networks such as CNBC or CNN, appearing in print publications such as the Wall Street Journal, or being electronically broadcast over widely-viewed Internet websites or on news reporting services, and after sufficient time has passed so that the information has been disseminated widely, would be considered public information.

Some specific examples of situations where a SIM employee should be aware of the risk of acquiring material nonpublic information are:

i. Contact with Public Companies

Contact with public companies can represent an important part of an analyst’s or portfolio manager’s research efforts. The analyst may make recommendations and the portfolio manager may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.

Difficult legal issues can arise, however, when in the course of these contacts, an employee becomes aware of material nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative or a confidential advisor to the issuer, such as a lawyer, banker or accountant. If this information was then communicated to the portfolio manager or analyst prior to its becoming public information, under this policy and procedures set out below, the portfolio manager or analyst would then be required to report the receipt of this information to SIM’s CCO, and should not trade or direct others to trade in the securities of that company pending further direction from Compliance.

ii. Tender Offers

Tender Offers represent a particular concern. Tender offer activity often produces gyrations in the price of a company’s securities. Trading during this time is more likely to attract regulatory attention. SIM employees should report any nonpublic information received or learned from any source concerning a tender offer to the SIM CCO. Employees should not trade or direct others to trade in the securities of the affected companies pending further direction from Compliance.

3. Penalties for Insider Trading

Penalties for trading while in possession of or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if he or she does not personally benefit from the violation. An individual may face imprisonment and criminal or civil money penalties. The individual’s employer or other controlling person may be fined up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by SIM, including dismissal of the individuals involved.

Section II. Procedures to Implement SIM’s Policy Concerning Insider Trading

The following procedures have been established to aid the officers, directors and employees at SIM in avoiding insider trading, and to aid SIM in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee at SIM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

The law of insider trading is not always clear and is continuously developing. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Often, a single question can avoid the risks of a violation for an individual and SIM. For these reasons, an employee must notify the SIM’s CCO immediately if he or she has any reason to believe that a violation of these procedures has occurred or is about to occur, or if he or she has any questions regarding the applicability of these procedures.

1.	Identifying Material Nonpublic Information

Before trading for yourself or others, including Funds or separately managed accounts managed or advised by SIM, in the securities of a company about which you may have material nonpublic information, ask yourself the following questions:

i.       Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.       Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being printed in publications of general circulation, broadcast electronically or televised?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

iii.       Report the matter immediately to SIM’s CCO orally and then subsequently the “Insider Information Report Form” attached to this policy as Attachment A will be completed. Please err on the side of reporting the information to SIM’s CCO.

iv.       Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by SIM.

v.       Do not communicate the information inside or outside of SIM, other than to the CCO.

vi.       After review by the CCO, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within SIM, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

3.	Creditors’ Committees and Material Non-Public Information

As a fixed income investor SiM personnel may, at times, participate on a creditors’ committee to represent the interests of creditors in a distressed situation.

Any employee involved in a creditors’ committee who becomes aware of potential MNPI must immediately report it to their supervisor and the CCO.

The CCO is responsible for overseeing the Firm’s compliance with MNPI policies related to creditors’ committees, including:

•	Providing guidance and training on MNPI issues
•	Establishing and maintaining information barriers
•	Monitoring trading activity
•	Investigating potential violations

Employees must exercise diligence in identifying potential MNPI received during committee meetings, calls, or through shared documents. Any information that is not publicly known and could impact the value of the distressed company’s securities should be treated as MNPI. All potential MNPI must be documented, including the source, date, and a summary of the information. This documentation must be securely stored and accessible only to authorized personnel.

The Firm will establish information barriers (“walls”) to prevent the flow of MNPI between employees involved in creditors’ committees and other personnel who may be making investment decisions related to the distressed company.

Securities of the distressed company and any related entities will be placed on a restricted list while the Firm is participating in a creditors’ committee. Trading in these securities is generally prohibited for all Firm employees. The CCO may implement blackout periods during which trading in certain securities is strictly prohibited, particularly during sensitive periods such as debt restructuring negotiations. Any exceptions to trading restrictions must be approved in writing by the CCO and are subject to strict conditions and documentation requirements.

4.	Resolving Issues Concerning Material Nonpublic Information

If you have any doubt as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

5.	Certification and Acknowledgement

All SIM employees are required to review this policy and the accompanying procedures annually and execute the certification and Confidentiality Pledge attached as Attachment B.

Section III. Establishment, Revision and Abolition of SIM’s Policy Concerning Insider Trading

Proposals to establish, revise or abolish SIM’s Policy concerning Insider Trading shall be decided on by resolutions of SIMs Management Committee.

Attachment A Insider Information Report Form

As I have received Insider information or information that cannot clearly be distinguished from Insider information, I am submitting this report to the CCO of Strategic Income Management, who is the Information Manager. In addition, I agree to the terms given in 10 below.

1. Person who acquired the information

2. Name of issuing entity that the Insider information, etc. is about (company name)

3. Acquisition time of the information

(time)________ (M)_______ (D)_______ (Y)_______

4. Source of information (company name, name of person including title,) and background of how information was acquired:

Source: Background:

5. Details of the information

6. Was another employee of SIM present when the information was acquired? If yes, provide the name of the person

(Circle one) Yes / No If yes, name of the person:

7. After acquiring the information, did you inform another person of the information? If yes, provide the name of the person and reason for informing the person

(Circle one) Yes / No If yes, name of the person and reason:

10. Pledge

1) If the information is publicly announced, I will immediately report to the Information Manager.

2) Until the information is publicly announced, I will not conduct personal transactions involving the securities of the issuing entity

3) Until the information is publicly announced, I will not conduct activities such as submitting or requesting orders for the fund or account, creating research notes (research material related to the issuing entity), or participating in analyst meetings with the issuing entity.

4) Until the information is publicly announced, I agree to a temporary suspension of securities transactions already ordered for the fund and account.

5) Regardless of whether due to carelessness or negligence, after acquiring the information and before the information is publicly announced, if I conduct securities transactions such as stocks issued by the said company, I am aware that this action is a direct violation of laws and regulations (monetary penalty or other measures) and is also a violation of internal regulations, and that harsh disciplinary action, including dismissal, will be considered.

I hereby pledge that I have not communicated and will not communicate the information referred to in the above report to any third parties, unless otherwise authorized to do so by the CCO.

Date: